Gregory T. Troy
Senior Vice President - Human Resources &
Chief Human Resources Officer

Kaman Corporation
1332 Blue Hills Avenue, P.O. Box 1
Bloomfield, CT USA

www.kaman.com

April 10, 2020

John J. Tedone
Kaman Corporation
1332 Blue Hills Avenue
Bloomfield, CT 06002

Re:    Retention and Special Assistance Agreement (“Agreement”)

Dear Mr. Tedone:

On March 16, 2020, you tendered your notice resignation of employment from Kaman Corporation (the “Company”). As an inducement and to incentivize you to remain employed by the Company from March 16, 2020 through April 30, 2020 (“Retention Period”) and in order to ensure an orderly transition, including your agreement to provide certain transition assistance, and for the covenants described herein, the Company is offering you the following compensation, less all applicable withholdings and deductions required by law (the “Special Compensation”). For purposes of this Agreement, your separation date from the Company will be April 30, 2020, unless otherwise mutually agreed upon in writing by you and the Company, in which case such other mutually agreed upon date shall be your separation date (“Separation Date”).

The Special Compensation includes all of the following remuneration:

•
A total of $115,553 will be paid to you in cash in four equal installments, with the first installment to be paid on or about May 31, 2020, the second installment to be paid on or about June 30, 2020, the third installment to be paid on or about July 31, 2020, and the final installment to be paid on or about August 31, 2020, less applicable withholdings and deductions; and

•
From May 1, 2020 through June 30, 2020, the Company will pay your premiums for Company-provided medical and dental coverage, subject to and provided that you elect such COBRA coverage within 60 days following the separation from the Company; and

•
Each of your cash-based long-term performance awards for which the performance period has not yet been completed as of the Separation Date will be payable in cash, at the time that any such long-term performance award is paid to other senior executives, such payment to be made on a pro-rata basis (determined by multiplying the amount you would have received based upon actual financial performance had your employment continued through the end of the performance period by a fraction, the numerator which is the number of days you remained employed with the Company during the award’s performance period through the Separation Date and the denominator of which is the total number of days during the award’s performance period). For clarity and the avoidance of any confusion, your cash-based long-term performance award for the performance period January 1, 2017 through December 31, 2019, was earned as of December 31, 2019, and will be paid to you at the time that any such long-term performance award is paid to other senior executives, which is anticipated to be on or about June 30, 2020.

In the event that you die prior to the Separation Date, the Special consideration provided for in this Agreement shall become due and payable to your estate.

Until your Separation Date, the economic terms of your employment with respect to continued service with the Company shall continue to apply such that you will continue to be paid your base salary in effect as of the date hereof and receive the same employee benefits that are in effect on the date you sign this Agreement.

You will be eligible to receive the Special Compensation if all of the following eligibility criteria and conditions are satisfied:

1.	Your performance has been satisfactory, as determined in Kaman Corporation’s sole discretion, from the date of this letter agreement through the end of the Retention Period.

2.	You are actively employed by Kaman Corporation on the last day of the Retention Period.

3.
Effective as of April 30, 2020, you relinquish and resign your position with Kaman Corporation and its subsidiaries, and will execute and deliver any documents reasonably necessary to effectuate such resignation.

4.
You agree during the Retention Period to: (A) assist the Chief Financial Officer of Kaman Corporation with the transition of your duties and to advise him (or his designee) on all matters in which you have been involved or for which you have responsibility because of your employment with the Company and (B) perform such other duties as reasonably requested by the Chief Financial Officer of Kaman Corporation. Except for approved vacation, company holidays and other time off approved by the Chief Executive Officer of Kaman Corporation, you agree to work full time during the Retention Period.

5.
You agree to cooperate and respond to reasonable future questions from time-to-time by the Chief Financial Officer of Kaman Corporation following the Separation Date through August 31, 2020, regarding your responsibilities and areas of accountability while employed by the Company, particularly in the areas of executive compensation and SEC reporting and disclosure. The obligations set forth in this paragraph 5 will survive the termination of this Agreement and remain in full force and effect after the Separation Date until August 31, 2020.

6.
For a period of twelve (12) months following the Separation Date, you agree and covenant not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of, any person then employed by the Company or its affiliates. The obligations set forth in this paragraph 6 will survive the termination of this Agreement and remain in full force and effect after the Separation Date until the expiration of the referenced 12-month period.

7.
You execute a release substantially in the form attached hereto as Exhibit A (the “Release”) not later than twenty-one days after the Separation Date and (B) you do not revoke the Release within the seven (7) day revocation period set forth in the Release.

8.
Upon the Separation Date or such other date mutually agreed upon by you and the Company, you will return all Company property, documents, and any confidential information in your possession or control, including Company-issued computer software, manuals, hotspot device(s), tokens, keys, badge(s) and credit card(s). Nothing in this paragraph 8. will prevent you from retaining any documents in your possession or control concerning your employee benefits or compensation. On the Separation Date or at any other time requested by Company, you will promptly delete any confidential information from any computer hard drive or computer system within your possession or control that is not located on Company’s premises. You further affirm that you are in possession of all of your personal property, and that the Company is not in possession of any of any such property. The obligations set forth in this paragraph 8 will survive the termination of this Agreement and remain in full force and effect after the Separation Date.

9.
You agree to not in any way maliciously disparage or defame the Company, its directors, officer or employees in any forum, including to the media. In the event you violate this provision, the Company has the right to institute an action for any damages plus the reimbursement of attorneys’ fees and costs incurred in connection with the enforcement of this provision. It is understood that the rest of this Agreement would, nevertheless, remain in full force and effect. The obligations set forth in this paragraph 9 will survive the termination of this Agreement and remain in full force and effect after the Separation Date.

10.
The Company agrees: (i) that it will not at any time or in any way issue any statements or press releases disparaging or defaming you; (ii) to instruct management-level employees and senior executive employees of the Company, its subsidiaries and affiliates not to disparage or defame you; and (iii) that management-level employees and senior executive employees of the Company, its subsidiaries and affiliates will not disparage or defame you. In the event of a violation of this provision, you would have the right to institute an action for any damages plus the reimbursement of attorneys’ fees and costs incurred in connection with the enforcement of this provision. It is understood that the rest of this Agreement would, nevertheless, remain in full force and effect. The obligations set forth in this paragraph 10 will survive the termination of this Agreement and remain in full force and effect after the Separation Date.

In the event that any provision of this Agreement is held in any jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity, or enforceability of such provision in any other jurisdiction. Regardless of the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable, in such jurisdiction, it shall as to such jurisdiction be either automatically deemed to be so narrowly drawn, or any court of competent jurisdiction is hereby authorized to redraw it in that manner, without invalidating the remaining provisions of this Agreement in any other jurisdiction.

From the date of this Agreement through the Separation Date, your employment remains at-will, meaning that you and the Company may terminate the employment relationship at any time, with or without cause, and with or without notice.

This Agreement is intended to comply with, or be exempt from, Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) and shall be construed and administered in accordance with Section 409A.

This Agreement contains all of the understandings and representations between you and the Company concerning your transition and the Special Compensation and related obligations upon which such Special Compensation is conditioned, and supersedes all prior and contemporaneous understandings, discussions, agreements, representations, and warranties, both written and oral, with respect to any retention payment.

This Agreement may not be amended or modified unless in writing signed by both you and the Company.

This Agreement and all related documents (including all exhibits attached hereto), and all matters arising out of or relating to this Agreement, whether sounding in contract, tort, or statute for all purposes shall be governed by and construed in accordance with the laws of the State of Connecticut (including its statutes of limitations, without giving effect to any conflict of laws principles that would cause the laws of any other jurisdiction to apply.

Please sign and date this Agreement and return the signed copy to the undersigned by April 10, 2020.

Very truly yours,
/s/ Gregory T. Troy
Gregory T. Troy

Agreed to and accepted by:
/s/ John J. Tedone
Date: 4/10/2020

Exhibit A

FORM OF AGREEMENT AND GENERAL RELEASE
Kaman Corporation, its affiliates, subsidiaries, divisions, successors and assigns in such capacity, and the current, future and former employees, officers, directors and agents thereof (collectively referred to throughout this Agreement and General Release as “Employer”), and John J. Tedone, on behalf of himself and his heirs, executors, administrators, successors and assigns (collectively referred to throughout this Agreement as “Executive”) agree:

1.Last Day of Employment. Executive’s last day of employment with Employer is April 30, 2020 (“Termination Date”). In addition, effective as of April 30, 2020, Executive resigns from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with or on behalf of, Employer, without further action on the part of Executive or by the relevant entity. These resignations will become irrevocable as set forth in Section 3 below. Other than as specifically provided in the Retention and Special Assistance Agreement Retirement and Transition Agreement between Employer and Executive dated April 10, 2020 (the “Retention Agreement”) or as specifically provided in any other Employer program or plan, Executive will not be eligible for any benefits or compensation after the Termination Date, including payments under the Kaman Corporation Amended and Restated Change in Control Agreement with an effective date as of April 20, 2016. Executive further acknowledges and agrees that after the Transition Date, the Executive will not represent himself as being a director, employee, officer, agent or representative of Employer for any purpose.

2.Consideration. The parties acknowledge that this Agreement and General Release is being executed in accordance with the terms of the Retention Agreement.

3.Revocation. Executive may revoke this Agreement and General Release for a period of seven (7) calendar days following the day Executive executes this Agreement and General Release. Any revocation within this period must be submitted, in writing, to Employer and state, “I hereby revoke my acceptance of our Agreement and General Release.” The revocation must be personally delivered to Employer’s Senior Vice Present - Human Resources and Chief Human Resources Officer, or his designee, or mailed to Kaman Corporation, 1332 Blue Hills Avenue, P.O. Box 1, Bloomfield, CT 06002, Attention Gregory T. Troy, and postmarked within seven (7) calendar days of execution of this Agreement and General Release. This Agreement and General Release shall not become effective or enforceable until the revocation period has expired. If the last day of the revocation period is a Saturday, Sunday, or legal holiday in Hartford, Connecticut, then the revocation period shall not expire until the next following day which is not a Saturday, Sunday, or legal holiday.

4.General Release of Claim. Executive knowingly and voluntarily releases and forever discharges Employer from any and all claims, causes of action, demands, fees and liabilities of any kind whatsoever, whether known and unknown, against Employer, Executive has, has ever had or may have as of the date of execution of this Agreement and General Release, including, but not limited to, any alleged violation of: Title VII of the Civil Rights Act of 1964, as amended; the Civil Rights Act of 1991; Sections 1981 through 1988 of Title 42 of the United States Code, as amended; the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (except for any benefits under any benefit plan covered by ERISA); the Immigration Reform and Control Act, as amended; the Americans with Disabilities Act of 1990, as amended; the Age Discrimination in Employment Act of 1967, as amended (“ADEA”); the Older Workers Benefit Protection Act of 1990; the Worker Adjustment and Retraining Notification Act, as amended; the Occupational Safety and Health Act, as amended; the Sarbanes-Oxley Act of 2002; the Fair Credit Reporting Act; the Family and Medical Leave Act of 1993; the Equal Pay Act; the National Labor Relations Act, to the extent permitted by law; the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), to the extent permitted by law; the Connecticut Fair Employment Practices Act - Conn. Gen. Stat. § 46a-51 et seq.; the Connecticut Wage Laws - Conn. Gen. Stat. § 31-58 et seq.; the Connecticut Statutory Provision Regarding Retaliation/Discrimination for Filing a Workers’ Compensation Claim - Conn. Gen. Stat. § 31-290a; the Connecticut Equal Pay Law - Conn. Gen. Stat. § 31-58(e) et seq., §§ 31-75 and 31-76; the Connecticut Family and Medical Leave Law - Conn. Gen. Stat. § 31-51kk et seq.; the Connecticut Drug Testing Law - Conn. Gen. Stat. § 31-51t et seq.; the Connecticut Whistleblower Law - Conn. Gen. Stat. § 31-51m(a) et seq.; the Connecticut Free

Speech Law - Conn. Gen. Stat. § 31-51q et seq.; the Connecticut Age Discrimination and Employee Benefits Law - Conn. Gen. Stat. § 38a-543; the Connecticut Reproductive Hazards Law - Conn. Gen. Stat. § 31-40g et seq.; the Connecticut AIDS Testing and Confidentiality Law - Conn. Gen. Stat. § 19a- 581 et seq.; the Connecticut Electronic Monitoring of Employees Law - Conn. Gen. Stat. § 31-48b and d; the Connecticut Statutory Provision Regarding Protection of Social Security Numbers and Personal Information - Conn. Gen. Stat. § 42-470 et seq.; the Connecticut Statutory Provision Regarding Concerning Consumer Privacy and Identity Theft - Public Act No. 09-239; the Connecticut OSHA, as amended; the Connecticut Paid Sick Leave law (originally P.A. 11-52); any wage payment and collection, equal pay and other similar laws, acts and statutes of the State of Connecticut; any other federal, state or local civil or human rights law or any other local, state or federal law, regulation or ordinance; any public policy, contract, tort, or common law; and any allegation for costs, fees, or other expenses including attorney’s fees incurred in these matters.

Notwithstanding anything herein to the contrary, the sole matters to which the Agreement and General Release do not apply are: (i) Executive’s express rights under any pension plan (including but not limited to any rights under the Kaman Corporation Supplemental Retirement Plan) or claims for benefits under any other employee benefit plan, policy or arrangement maintained by Employer or under COBRA and other Accrued Amounts (as such term is defined in the Employment Agreement); (ii) Executive’s rights as a stockholder; (iii) any breach by Employer of the Retention Agreement; and (iv) any rights that Executive has, had, or may have to indemnification, advancement, contribution or defense, however arising, pursuant to and in accordance with applicable law, Employer’s articles of incorporation or by-laws or any applicable liability insurance coverage.

5.No Claims Permitted. Executive waives all rights to file any charge or complaint against Employer arising out of Executive’s employment with or separation from Employer before any federal, state or local court or any state or local administrative agency, except where such waivers are prohibited by law. Notwithstanding the foregoing, Executive understands that nothing contained in this Agreement and General Release prevents or limits Executive’s ability to file a charge or complaint with, cooperating with or participating in any investigation or proceeding before, the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission or any other federal, state or local governmental agency or commission (“Government Agencies”). Executive further understands that this Agreement and General Release does not limit Executive’s ability from reporting possible violations of applicable laws to the Government Agencies communicate with any Government Agencies or otherwise communicating with them, including providing documents or other information, without notice to Employer. This Agreement and General Release does not limit Executive’s right to receive an award for information provided to any Government Agencies. This general release of claims also excludes any claims made under state workers’ compensation or unemployment laws, or any claims which cannot be waived by law.

6.Affirmations. Executive affirms Executive has not filed, has not caused to be filed, and is not presently a party to, any claim, complaint, or action against Employer in any forum. Executive further affirms that the Executive has been paid and/or has received all compensation, wages, bonuses, commissions, and/or benefits to which Executive may be entitled and no other compensation, wages, bonuses, commissions and/or benefits are due to Executive, except as provided in the Retirement and Transition Agreement or other Employer plan or program. Executive also affirms Executive has no known workplace injuries.

7.Cooperation; Return of Property. In accordance with the terms of the Retention Agreement, Executive agrees to reasonably cooperate with Employer and its counsel in connection as described in the Retention Agreement and with respect to any investigation, administrative proceeding or litigation relating to any matter that occurred during Executive’s employment in which Executive was involved or of which Executive has knowledge and Employer will in such case reimburse the Executive for any reasonable out-of-pocket travel, delivery or similar expenses incurred and lost wages (or will provide reasonable compensation if Executive is not then employed) in providing such service to Employer. Executive represents that Executive has complied with the requirements of the Retention Agreement regarding the return of property.

8.Governing Law and Interpretation. This Agreement and General Release shall be governed and conformed in accordance with the laws of the State of Connecticut without regard to its conflict of laws provisions. In the event Executive or Employer breaches any provision of this Agreement and General Release, Executive and Employer affirm either may institute an action to specifically enforce any term or terms of this Agreement and General Release. Should any provision of this Agreement and General Release be declared illegal or unenforceable by any court of competent jurisdiction and should the provision be incapable of being modified to be enforceable, such provision shall immediately become null and void, leaving the remainder of this Agreement and General Release in full force and effect. Nothing herein, however, shall operate to void or nullify any general release language contained in the Agreement and General Release.

9.No Admission of Wrongdoing. Executive agrees neither this Agreement and General Release nor the furnishing of the consideration for this Agreement and General Release shall be deemed or construed at any time for any purpose as an admission by Employer of any liability or unlawful conduct of any kind.

10.Amendment. This Agreement and General Release may not be modified, altered or changed except upon express written consent of both parties wherein specific reference is made to this Agreement and General Release.

11.Entire Agreement. This Agreement and General Release sets forth the entire agreement between the parties hereto and fully supersedes any prior agreements or understandings between the parties; provided, however, that notwithstanding anything in this Agreement and General Release, the provisions in the Retention Agreement which are intended to survive termination of the Retention Agreement, shall survive and continue in full force and effect. Executive acknowledges Executive has not relied on any representations, promises, or agreements of any kind made to Executive in connection with Executive’s decision to accept this Agreement and General Release.

EXECUTIVE HAS BEEN ADVISED THAT EXECUTIVE HAS UP TO TWENTY-ONE (21) CALENDAR DAYS TO REVIEW THIS AGREEMENT AND GENERAL RELEASE AND HAS BEEN ADVISED IN WRITING TO CONSULT WITH AN ATTORNEY PRIOR TO EXECUTION OF THIS AGREEMENT AND GENERAL RELEASE.

EXECUTIVE AGREES ANY MODIFICATIONS, MATERIAL OR OTHERWISE, MADE TO THIS AGREEMENT AND GENERAL RELEASE DO NOT RESTART OR AFFECT IN ANY MANNER THE ORIGINAL TWENTY-ONE (21) CALENDAR DAY CONSIDERATION PERIOD.

HAVING ELECTED TO EXECUTE THIS AGREEMENT AND GENERAL RELEASE, TO FULFILL THE PROMISES SET FORTH HEREIN, AND TO RECEIVE THE SUMS AND BENEFITS SET FORTH IN THE EMPLOYMENT AGREEMENT, EXECUTIVE FREELY AND KNOWINGLY, AND AFTER DUE CONSIDERATION, ENTERS INTO THIS AGREEMENT AND GENERAL RELEASE INTENDING TO WAIVE, SETTLE AND RELEASE ALL CLAIMS EXECUTIVE HAS OR MIGHT HAVE AGAINST EMPLOYER.

IN WITNESS WHEREOF, the parties hereto knowingly and voluntarily executed this Agreement and General Release as of the date set forth below:

KAMAN CORPORATION                JOHN J. TEDONE
By: /s/ Gregory T. Troy             /s/ John. J. Tedone
Name: Gregory T. Troy             Date: 4/10/2020
Title: SRVP Human Resources & CHRO
Date: 4/13/2020